Exhibit 10.32

PERFORMANCE STOCK UNIT AWARD AGREEMENT

DASEKE, INC.
2017 OMNIBUS INCENTIVE PLAN

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of [ ], between Daseke, Inc. (the “Company”) and [ ] (the “Participant”), and is made pursuant to the terms of the Company’s 2017 Omnibus Incentive Plan, as amended and restated (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan. For the purposes of this Agreement, the “Grant Date” shall be [ ].

Section 1.
Performance Stock Units (PSUs). Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, as of the Grant Date, [ ] performance-based restricted stock units (the “PSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each PSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement.
Section 2.
Vesting Requirements.
(a)
Generally. Except as otherwise provided herein, the Award shall be subject to both time- and performance-based vesting conditions and shall only be deemed fully vested and exercisable when it has both time vested and performance vested in accordance with the terms hereof.
(i)
The Award shall time-vest with respect to the total number of PSUs subject to the Award on the [ ] anniversary of the Grant Date (the “Vesting Date”, and such [ ]-year period following the Grant Date, the “Performance Period”), subject to the Participant’s continuous service or employment with the Company or an Affiliate (“Service”) from the Grant Date through the Vesting Date.
(ii)
In the event that the Fair Market Value of a Share equals or exceeds the “Hurdle Price” (as defined below) for any [ ] ([ ]) trading days out of [ ] ([ ]) consecutive trading days during the Performance Period, the Award shall performance-vest with respect to the percentage of PSUs set forth across from such Hurdle Price in the following “Performance Vesting Schedule”:

Performance Vesting Schedule
Hurdle Price	Percentage of PSUs Vested*

*Any resultant fractional PSU shall not become vested and instead shall be subject to the next performance vesting hurdle.
(b)
Change in Control - No Replacement Award. Notwithstanding Section 2(a)(i) hereof, upon the occurrence of a Change in Control, except to the extent that a Replacement Award (as such award is defined and determined under Section 13 of the Plan) is provided to the Participant in connection with the Change in Control to replace or adjust this outstanding Award, 100% of any then unvested PSUs granted hereunder shall immediately become time-vested; provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control.

(c)
Termination of Service Without Cause; Resignation for Good Reason; Termination of Service Due to Death or Disability. Notwithstanding Section 2(a)(i) hereof, in the event of the Participant’s termination of Service (x) by the Company without Cause pursuant to that certain Employment Agreement, dated as of [ ], between the Company and the Participant (the “Employment Agreement”), (y) by the Participant’s resignation for Good Reason, or (z) due to the Participant’s death or Disability, the time-based vesting conditions related to these PSUs shall be deemed to be satisfied as of the date of the Participant’s termination of employment and the achievement of all relevant performance goals shall be determined by the actual level achievement of those goals, as determined in good faith by the Compensation Committee at the time of Employee’s termination, measured against the attainment toward the Hurdle Prices applicable to this PSU. Notwithstanding the foregoing, the Participant’s eligibility and entitlement to acceleration of vesting described under this Section 2(c) is dependent upon the satisfaction of all conditions to receipt of severance consideration pursuant to Section 6(f) of the Employment Agreement. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement.
(d)
Other Terminations of Service. Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(b) and Section 2(c) hereof, all outstanding and unvested PSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all PSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
Section 3.
Settlement. As soon as reasonably practicable following the Vesting Date, termination of service, or the occurrence of the Change in Control that does not include the receipt of any Replacement Award by the Participant, as applicable (and in any event within 60 days following the Vesting Date, termination of service, or the occurrence of the Change in Control that does not include the receipt of any Replacement Award by the Participant, as applicable), any PSUs that become vested and non-forfeitable pursuant to Section 2 hereof shall be paid by the Company delivering to the Participant a number of Shares equal to the number of such PSUs.
Section 4.
Restrictions on Transfer. No PSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. Notwithstanding the foregoing, at the discretion of the Committee, PSUs may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.
Section 5.
Adjustments. The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.
Section 6.
No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.
Section 7.
Tax Withholding. Unless determined otherwise by the Committee, the Company shall withhold from the Shares to be issued to the Participant pursuant to Section 3 hereof the number of Shares (and any amount of cash) determined at up to the maximum allowable rate in the

Participant’s relevant tax jurisdiction on the Shares’ Fair Market Value at the time such determination is made.
Section 8.
No Voting Rights as a Stockholder; Rights to Dividends or Other Distributions. The Participant shall not have any voting privileges of a stockholder of the Company with respect to the Award unless and until Shares underlying the PSUs are delivered to the Participant in accordance with Section 3 hereof.
Section 9.
Claw back. The Award shall be subject to recoupment in accordance with any existing claw back policy or claw back policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law. In addition, the Board may impose such other claw back, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. The implementation of any claw back policy shall not be deemed a triggering event for purposes of any definition of “constructive termination.”
Section 10.
Amendment and Termination. Subject to Section 12 of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to Section 12 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to Section 12 of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.
Section 11.
Securities Law Requirements. Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Shares under this Agreement unless such delivery or distribution would comply with all applicable laws. In particular, no Shares shall be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.
Section 12.
Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, this Agreement shall govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 13.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
Section 14.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 15.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Grant Date.

DASEKE, INC.

By:

Name:

Title:

PARTICIPANT

Participant’s Signature Date

Name:

Address: